Exhibit 10.1

Addendum No. 2

dated November 7, 2012

to the

Credit Limit Agreement

dated June 15, 2011

amended June 22, 2011

between

Oiltanking Partners L.P.

as Borrower

and

Oiltanking Finance B.V.

as Lender

USD 150,000,000.

Reference Code: IBOTLPRE

This Addendum No. 2 dated November 7, 2012 is entered into between:

(i)	Oiltanking Finance B.V., Crystal Tower, Orlyplein 10, 1043 DP Amsterdam, The Netherlands (hereinafter referred to as the “Lender”) and

(ii)	Oiltanking Partners L.P., Jacintoport Boulevard 15602, 77015 Houston, TX, USA (hereinafter referred to as the “Borrower”),

THE BORROWER AND THE LENDER AGREE TO AMEND THE CREDIT AGREEMENT AS FOLLOWS:

We confirm that we will grant to Oiltanking Partners, L.P. (the Borrower) a revolving credit line with a Revolving Credit Committed Amount of up to

USD 150,000,000

This credit limit expires on 30.11.2017.

The Revolving Credit Committed Amounts can be increased from time to time as follows:

At the Borrower's written request and in the sole discretion of Oiltanking Finance BV, the Revolving Credit Committed Amount can be increased from time to time in increments of USD 25,000,000 up to an additional USD 75,000,000 in the aggregate, for a maximum amount of USD 225,000,000; provided, however, that no such increase shall be effective unless no Default or Event of Default shall have occurred and be continuing at the time any such request is made by the Borrower or at the time such increase would otherwise become effective.

Default or Event of Default means if:

(a)
the Borrower does not pay on the due date any amount payable by it under this agreement in the manner required, unless the non-payment is caused by technical or administrative error and is remediated within 3 business days of the due date;

(b)	the Borrower does not fulfill one of the Financial Parameters set out in this agreement;

(c)
any representation, warranty, covenant, undertaking or statement made by the Borrower in this agreement or any certificate, statement or opinion delivered or made hereunder or in connection herewith, is incorrect or inaccurate in any material respect when made;

(d)
the Borrower fails duly to perform or observe any provision of this agreement and such failure, if capable of remedy shall continue for 30 days after the Lender has given Borrower notice of such failure;

(e)
any financial indebtedness for or in respect of moneys borrowed in excess of USD 500,000 in the aggregate or the equivalent thereof in any other currency is not paid when due after expiry of any applicable grace period or the Borrower declares a general moratorium on the payment of indebtedness;

(f)
the Borrower suspends its operations in view of an impending insolvency or similar situation or ceases to act substantially in its current capacity in view of an impending insolvency or takes any corporate action or other steps, or commences legal proceedings for its winding-up, dissolution, administration or re-organization (being a re-organization in the context of a bankruptcy, insolvency or similar situation) or for the appointment of a receiver, trustee or similar officer of it or all of its revenues or assets;

(g)
the Borrower announces its inability to meet its financial obligations or bankruptcy or other insolvency proceedings are instigated against the Borrower and have not been discharged or stayed within 60 days of the date of their instigation or the Borrower applies for or institutes such proceedings or offers to make an arrangement for the benefit of its creditors generally;

(h)
any governmental or other consent, license or authority required to make this agreement legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower to perform its obligations hereunder is withdrawn or ceases to be in full force and effect;

(i)	it is or becomes unlawful for the Borrower to perform any of its obligations under this agreement;

(j)	the general partner of the Borrower ceases to be, directly or indirectly, owned or controlled by Oiltanking GmbH; or

(k)
the occurrence of an extraordinary and a material adverse change in the assets or financial condition of the Borrower, which means, in the reasonable opinion of the Lender, that the Borrower will be unable to perform its obligations under this agreement as and when they fall due.

The notice of any drawing under this agreement shall be passed on three bank working days before the transfer shall take place.

The interest is calculated for each interest period on basis of the LIBOR as per the Reuters site LIBOR01 plus a margin as per the attached Schedule 1.

An interest period is defined as the length of term indicated by the Borrower at the time of borrowing that funds will be needed. Interest periods can be extended at the option of the Borrower. Interest will be paid at the end of the indicated interest period.

A prepayment - partly or in total - during an interest period is not allowed. If the Borrower desires to pay back drawings under the facility before the end of an interest period the Borrower will incur break funding costs. A repayment at the end of an interest period is always possible without any additional cost. Amounts repaid may be re-borrowed.

A commitment fee of 0.35% p.a. will be calculated on the undrawn amount of the Revolving Credit Committed Amount and is to be paid at the end of each month. We agreed on an arrangement fee of USD 500,000 flat upfront.

On the basis of its audited annual financial statements (local GAAP), the Borrower is obliged to meet the following Financial Parameters (on a consolidated level, i.e. the Borrower and all of its subsidiaries):

a.	Stockholders Equity: the Borrower will not, at any time, permit the ratio of (i) Stockholders Equity to (ii) non-current assets to be less than 30%.

b.	Debt Service Coverage Ratio: the Borrower will not, at any time, permit the ratio of (i) EBITDA for the period of 12 consecutive months to (ii) Total Debt Service to be less than 1.2.

c.	Leverage Ratio: the Borrower will not, at any time, permit the ratio of (i) Net Financial Indebtedness to (ii) EBITDA to be more than 3.75.

The following definitions shall apply for the Financial Parameters:

EBITDA means the sum of the net income for such period, plus, to the extend such amount was deducted in the computation of the net income, the aggregate amount of net interest expense, income tax, depreciation, and amortization for such period.

Net Financial Indebtedness means
(a) the sum of (i) all liabilities for borrowed money, (ii) liabilities from derivative financial instruments, (iii) liabilities for capital lease minus (b) the sum of (i) subordinated loans, (ii) cash and cash equivalents held by the Borrower at such time.

Stockholders Equity means the amount shown as total partner's capital on the balance sheet of the Borrower.

Total Debt Service means the sum of all interest and all capital repayments in respect of the Borrowers liabilities for borrowed money and for capital lease obligations for such period.

The Borrower shall supply to the Lender as soon as available, but in any event not later than the 31st of March of each calendar year during the lifetime of the loan, a compliance certificate setting out the computations regarding compliance with the Financial Parameters.

To determine the margin applicable for drawings under the Revolving Credit Committed Amount, the Borrower shall perform a computation of the Leverage Ratio as per 31st of December and 30th of June of each calendar year (each a “Report Date”). Such computation shall be supplied to the Lender as soon as available, but in any event not later than 90 days after the respective Report Date. The margin determined shall be applied to all drawings paid out after the Report Date.

All borrowings must be repaid at the expiry date of this agreement. Place of jurisdiction is Amsterdam. The law of The Netherlands governs this agreement.

This Addendum No. 2 amends and restates in its entirety the Credit Limit Agreement entered into on the 15th of June, 2011 (which agreement was previously amended by Addendum No. 1 thereto entered into on the 22nd of June, 2011).

Please confirm your consent with this letter by signing and returning the attached copy.

Yours faithfully,

Oiltanking Finance B.V.

The Borrower:
Oiltanking Partners, L.P.

By:	/s/ Kenneth Owen	By:	/s/ Donna Hymel
Name:	Kenneth Owen	Name:	Donna Hymel
Title:	Vice President and Chief	Title:	Controller
Financial Officer

place and date: Houston, Texas; November 7, 2012

The Lender:
Oiltanking Finance B.V.

By:	/s/ Elisabeth van Hulst	By:	/s/ Kai Rasmussen
Name:	Elisabeth van Hulst	Name:	Kai Rasmussen
Title:	Finance Manager	Title:	Finance Manager

place and date: Amsterdam, The Netherlands; November 7, 2012

Schedule 1: Leverage ratio

Leverage ratio	Margin p.a. (bps)
> 2.75x	250
> 2.25x	215
> 1.75x	190
<= 1.75x	165